EXHIBIT 10.1

AMERICA ONLINE LATIN AMERICA, INC.
6600 N. Andrews Avenue, Suite 400
Ft. Lauderdale, Florida 33309

June 23, 2005

Time Warner Inc.
One Time Warner Center
New York, NY 10019
Attn: Senior Vice President, Mergers & Acquisitions

America Online, Inc.
22000 AOL Way
Dulles, VA 20166
Attn: Vice President, International Strategic Alliances

Aspen Investments L.L.C.
c/o Finser Corporation
550 Biltmore Way, Suite 900
Coral Gables, FL 33134
Attn: President

Atlantis Investments L.L.C.
c/o Finser Corporation
550 Biltmore Way, Suite 900
Coral Gables, FL 33134
Attn: President

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth certain terms and conditions pursuant to which America Online Latin America, Inc. (“AOLA”) and certain of its direct and indirect subsidiaries (collectively with AOLA, the “Debtors”) will propose their joint chapter 11 plan of liquidation (the “Plan”) on a consensual basis with the support of (i) Time Warner Inc. (“TW”), (ii) America Online, Inc. (“AOL”; and together with TW, the “TW Parties”) and (iii) Aspen Investments L.L.C. and Atlantis Investments L.L.C. (collectively, “ODC”).

1.	Proposed Plan of Reorganization

The Debtors propose to commence cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Shortly following the commencement of the Chapter 11 Cases, the Debtors intend to file a disclosure statement and related chapter 11 plan of liquidation, which will provide for, among other things, certain distributions on account of the claims of TW arising under or in connection with the convertible notes (the “Notes”) issued pursuant to the Note Purchase Agreement (the “Note Purchase Agreement”) dated as of March 8, 2002, between AOLA and TW (the “TW Note Claims”), the general unsecured claims of AOL against the Debtors (the “AOL Unsecured Claims”), the interests of the TW Parties arising under or in connection with the Series B Redeemable Convertible Preferred Stock of AOLA (the “Series B Preferred Stock Interests”), and the interests of ODC arising under or in connection with the Series C Redeemable Convertible Preferred Stock of AOLA held by ODC, the children of Gustavo A. Cisneros and the children of Ricardo J. Cisneros (the “Series C Preferred Stock Interests”).

2.	Due Authority

(a) TW represents and warrants to the Debtors that, as of the date hereof, (i) TW either (A) is the beneficial owner of the TW Note Claims and 70,079,653 shares of Series B Redeemable Preferred Stock of AOLA, or (B) has investment or voting discretion with respect to such TW Note Claims and Series B Preferred Stock Interests, and has the power and authority to bind the beneficial owner(s) of such TW Note Claims and/or Series B Preferred Stock Interests, as the case may be, to the terms of this Agreement and (ii) TW has full power and authority to vote and consent to matters concerning such TW Note Claims and Series B Preferred Stock Interests and to exchange, assign and transfer such TW Note Claims and/or Series B Preferred Stock Interests, as the case may be.

(b) AOL represents and warrants to the Debtors that, as of the date hereof, (i) AOL either (A) is the beneficial owner of the AOL Unsecured Claims and 79,840,676 shares of Series B Redeemable Preferred Stock of AOLA, or (B) has investment or voting discretion with respect to such AOL Unsecured Claims and/or Series B Preferred Stock Interests, and has the power and authority to bind the beneficial owner(s) of such AOL Unsecured Claims and/or Series B Preferred Stock Interests to the terms of this Agreement and (ii) AOL has full power and authority to vote and consent to matters concerning such AOL Unsecured Claims and/or Series B Preferred Stock Interests and to exchange, assign and transfer such AOL Unsecured Claims and/or Series B Preferred Stock Interests, as the case may be.

(c) ODC represents and warrants to the Debtors that, as of the date hereof, (i) ODC either (A) is the beneficial owner of all of the Series C Preferred Stock Interests, or (B) has investment or voting discretion with respect to all of the Series C Preferred Stock Interests and has the power and authority to bind the beneficial owner(s) of such Series C Preferred Stock Interests to the terms of this Agreement, (ii) ODC has full power and authority to vote and consent to matters concerning such Series C Preferred Stock Interests and to exchange, assign and transfer such Series C Preferred Stock Interests. ODC acknowledges and agrees that to the extent ODC holds a claim against or interest in the Debtors other than the Series C Preferred Stock Interests, any such claim and/or interest shall be deemed to be a Series C Preferred Stock Interest for the purposes of this Agreement, the Plan Term Sheet (as defined below) and the Plan.

3.	Support for a Qualified Plan

(a) Subject to the terms and conditions hereof and for so long as its obligations hereunder have not terminated as provided herein, each of the TW Parties and ODC and each of their affiliates, subsidiaries, representatives, agents and employees (A) shall support and take all reasonable actions to facilitate the solicitation, confirmation and consummation of a chapter 11 plan of liquidation for the Debtors, incorporating the terms and conditions set forth on Exhibit 1 annexed hereto (the “Plan Term Sheet”) and consistent in all material respects with the Plan Term Sheet and this Agreement (a “Qualified Plan”), including, as applicable, timely voting to accept such plan, (B) will not object to confirmation of, or vote to reject, a Qualified Plan or otherwise take any action to commence any proceeding to oppose or to seek any modification of a Qualified Plan, the disclosure statement related to a Qualified Plan (the “Disclosure Statement”), or any other reorganization documents containing terms and conditions consistent in all material respects with the Plan Term Sheet and this Agreement, and (C) will not directly or indirectly seek, solicit, support, encourage, vote for, consent to, participate in the negotiation or formulation of (x) any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or restructuring for the Debtors other than a Qualified Plan or (y) any other action that is inconsistent with, or that would delay or obstruct the proposal, solicitation, confirmation, or consummation, of a Qualified Plan.

(b) So long as this Agreement has not terminated as provided herein, the Debtors (A) will file a Qualified Plan, the related Disclosure Statement, and other necessary or appropriate reorganization documents containing terms and conditions consistent in all material respects with the Plan Term Sheet, such Qualified Plan and this Agreement, and (B) will take all reasonable actions to achieve the confirmation and consummation of such Qualified Plan at the earliest feasible date.

(c) Each of the TW Parties and ODC agrees to permit disclosure in the Disclosure Statement and any filings by AOLA with the Securities and Exchange Commission and any other regulatory agency to which the Debtors may be subject of the contents of this Agreement.

(d) Each of the TW Parties and ODC agrees to cause its respective representatives on AOLA’s board of directors, subject to their fiduciary obligations, to take all necessary actions to authorize the Debtors’ Chapter 11 filing and implement and execute the Plan.

4.	Forbearance

So long as this Agreement shall remain in effect and is not otherwise terminated, TW agrees to forbear from exercising any rights or remedies it may have under the Notes, the Note Purchase Agreement and all related documents, applicable law or otherwise, with respect to any default under the Notes or the Note Purchase Agreement.

5.	Acknowledgment

This Agreement is not and shall not be deemed to be a solicitation of consents to the Plan. The acceptance of the TW Parties and ODC will not be solicited until each of the TW Parties and ODC has received the Disclosure Statement and related ballot, as approved by the Bankruptcy Court.

6.	Transfer of Claims and Interests

(a) In addition to any applicable restriction on the transfer of claims and/or interests that may be contained in any organizational document of AOLA or any other agreement to which the TW Parties and/or ODC is a party, each of the TW Parties and ODC further agrees that, at any time prior to the termination of this Agreement or confirmation of the Plan, it shall not (i) grant any proxies to any person in connection with the TW Note Claims, the AOL Unsecured Claims, the Series B Preferred Stock Interests and/or the Series C Preferred Stock Interests, as the case may be, to vote on the Plan except as is consistent with the intention of the parties hereto as set forth in this Agreement, or (ii) sell, transfer or otherwise dispose of its TW Note Claims, AOL Unsecured Claims, Series B Preferred Stock Interests and/or Series C Preferred Stock Interests, as the case may be, except to a party that agrees in writing to be subject to the terms and condition of this Agreement, which writing must be in form and substance reasonably satisfactory to the Debtors. Each of the TW Parties and ODC agrees to notify the Debtors in writing within one business day of such transfer, sale or assignment of its TW Note Claims, AOL Unsecured Claims, Series B Preferred Stock Interests and/or Series C Preferred Stock Interests, as the case may be, and to provide the Debtors with a signed agreement of the transferee agreeing to be subject to the terms and conditions of this Agreement within one business day of such transfer, sale or assignment.

(b) Each of the TW Parties and ODC agrees that if, at any time prior to the termination of this Agreement, it acquires any claims against or interests in the Debtors, any such claims or interests so acquired shall be deemed to be a TW Note Claim, AOL Unsecured Claim, Series B Preferred Stock Interest or Series C Preferred Stock Interest, as the case may be, for the purposes of this Agreement and the Plan.

7.	Termination of Obligations

The obligations of the TW Parties and ODC under this Agreement shall immediately terminate and be of no further force and effect on the date that is two business days following any of the events listed below, unless each of the TW Parties and ODC affirms in writing its obligations under this Agreement within such two business day period:

(i) A Qualified Plan shall not have been filed with the Bankruptcy Court on or before September 30, 2005, or such later date mutually agreed upon by AOLA, the TW Parties and ODC;

(ii) The Bankruptcy Court shall not have entered an order confirming a Qualified Plan on or before January 31, 2006, or such later date mutually agreed upon by AOLA, the TW Parties and ODC;

(iii)	A Qualified Plan shall not have been consummated on or before June 30, 2006, or such later date mutually agreed upon by AOLA, the TW Parties and ODC;

(iv)	The Debtors shall publicly announce their intention not to pursue a Qualified Plan, or propose a chapter 11 plan that is not a Qualified Plan; or

(v)	(a) An examiner with expanded powers or a trustee shall have been appointed in the Chapter 11 Cases, or (b) any of the Chapter 11 Cases shall have been converted to a case under Chapter 7 of the Bankruptcy Code.

No party hereto shall have any liability to the other or any other person as a result of the termination of such party’s obligations hereunder in accordance with this paragraph.

8.	Specific Performance

It is understood and agreed by the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief, including attorneys’ fees and costs, as a remedy for any such breach, and each party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

9.	Prior Negotiations

This Agreement supersedes all prior negotiations, and documents reflecting such prior negotiations, between and among the Debtors, the TW Parties and ODC (and their respective advisors) with respect to the subject matter hereof, it being understood that the Letter Agreement dated as of May 25, 2005, between the TW Parties and ODC shall remain in full force and effect, except to the extent the terms of such Letter Agreement are inconsistent with the terms hereof.

10.	No Oral Amendments

No modification or amendment of the terms of this Agreement shall be valid unless such modification or amendment is in writing and has been signed by each of the signatories hereto. For the purposes hereof, immaterial changes to the Plan Term Sheet shall not constitute a modification or amendment of this Agreement.

11.	Independent Analysis

Each of the TW Parties and ODC hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate.

12.	Consideration

Except for the treatment of the TW Note Claims, the AOL Unsecured Claims, the Series B Preferred Stock Interests and/or the Series C Preferred Stock Interests contemplated by the Plan Term Sheet and as set forth in the Plan, it is hereby acknowledged by the Debtors and each of the TW Parties and ODC, that no consideration shall be due or paid to the TW Parties or ODC, as the case may be, for their execution of this Agreement or for their agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement.

13.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions.

14.	Effective Date

This Agreement shall become effective when AOLA has received counterparts hereof duly executed and delivered by each of the Debtors, the TW Parties and ODC.

15.	Third Party Beneficiary

This Agreement is intended for the benefit of the parties hereto and no other person shall have any rights hereunder.

16.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, which shall be deemed to be an original for the purposes of this paragraph.

17.	Headings

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

AMERICA ONLINE LATIN AMERICA, INC.

By:	/s/ Osvaldo Baños

Name: Title:	Osvaldo Baños Executive Vice President

AOL PUERTO RICO MANAGEMENT SERVICES, INC.

By:	/s/ Paulo T. Moledo

Name: Title:	Paulo T. Moledo Treasurer

AMERICA ONLINE CARIBBEAN

BASIN, INC.

By:	/s/ Osvaldo Baños

Name: Title:	Osvaldo Baños President

AOL LATIN AMERICA

MANAGEMENT LLC

By: America Online Latin America, Inc., its sole member

By:	/s/ Osvaldo Baños

Name: Title:	Osvaldo Baños Manager

TIME WARNER INC.

By:	/s/ Robert Marcus

Name: Title:	Robert Marcus

AMERICA ONLINE, INC.

By:	/s/ Steve Swad

Name:	Steve Swad

Title: Chief Financial Officer

ASPEN INVESTMENTS L.L.C.

By:	/s/ Cristina Pieretti

Name: Title:	Cristina Pieretti Executive Vice President

ATLANTIS INVESTMENTS L.L.C.

By:	/s/ Cristina Pieretti

Name: Title:	Cristina Pieretti Executive Vice President

Exhibit 1

(Plan Term Sheet)

TERM SHEET FOR PROPOSED CHAPTER 11 LIQUIDATION

In order to maximize value for its creditors and equity holders, America Online Latin America, Inc. (“AOLA”) and certain of its direct and indirect subsidiaries (collectively, the “Debtors”1) have developed and implemented a plan to dispose of and wind-down their businesses, initially through the attempt to sell their subsidiary business units as going concerns and, to the extent those efforts are unsuccessful, through the termination of operations at the respective business units and liquidation of assets. It is intended that this wind-down process will continue following the Debtors’ filing for Chapter 11 and that distributions to creditors of and interest holders in the Debtors would be made under the terms of a Chapter 11 plan of liquidation. It is anticipated that AOLA’s direct and indirect subsidiaries that are not Debtors will sell and/or otherwise liquidate their businesses in accordance with applicable non-bankruptcy law.

The following is an outline of the principal terms and conditions for such a Chapter 11 plan of liquidation (the “Plan”) for the Debtors that, subject to the execution of a definitive support agreement, the Debtors, Time Warner Inc. (“TW”), America Online, Inc. (“AOL”; and together with TW, the “TW Parties”), Aspen Investments L.L.C. (“Aspen”) and Atlantis Investments L.L.C. (“Atlantis”; and collectively with Aspen and all affiliates of Aspen and Atlantis, “ODC”) would agree to support.

This term sheet is for discussion purposes only and does not, and shall not be construed to, indicate the agreement of any party to support a plan providing for the classification and treatment of claims and interests described below; any such agreement would be evidenced by the execution of definitive documentation relating to the support of the Plan. Additionally, the liquidation proposed hereby remains subject to review for, among other things, tax implications and efficiency. This term sheet and all related communications shall be deemed to be settlement negotiations and subject to Federal Rule of Evidence 408.

Classification and Treatment of Claims Under the Plan
(Including Treatment of Unclassified Claims)

Unclassified Claims

1.	Administrative Claims To the extent not paid during the Debtors’ Chapter 11 cases and to the extent not Assumed PR Liabilities (as defined below), paid in full on the latest of the effective date of the Plan (the “Plan Effective Date”), the date on which such claim is allowed or the date that such claim will become due pursuant to its terms.

2.	Priority Tax Claims To the extent not paid during the Debtors’ Chapter 11 cases and to the extent not Assumed PR Liabilities, paid in full on the later of the Plan Effective Date or the date on which such claim is allowed.

Classified Claims

1.	Class 1 — Priority Non-Tax Claims Unimpaired. To the extent not paid during the Debtors’ Chapter 11 cases and to the extent not Assumed PR Liabilties, to be paid in full by the Debtors on the later of the Plan Effective Date or the date on which such claim is allowed.

2.	Class 2 — Non-TW Unsecured Claims “Non-TW Unsecured Claims” means all general unsecured claims against the Debtors, but excluding the TW Party Claims (as defined below).

“Series A-1 Beneficial Interests” means the beneficial interests in the Trust (as defined below) distributed in accordance with the Plan to the holders of Accepting Class 2 Claims (as defined below) representing the right to receive the distributions provided for below.

“Series A-2 Beneficial Interests” means the beneficial interests in the Trust distributed in accordance with the Plan to the holders of allowed Non-TW Unsecured Claims representing the right to receive the distributions provided for below.

Impaired and entitled to vote. Each holder of an allowed Non-TW Unsecured Claim shall receive from the Debtors on account of such Claim its pro rata share of the Series A-2 Beneficial Interests, which Series A-2 Beneficial Interests shall entitle such holder to its pro rata share of Available Cash2, as determined by the ratio the claim of such holder bears to the aggregate amount of allowed Class 2 and Class 3 Claims on each Distribution Date pursuant to the Plan, until such allowed Non-TW Unsecured Claims are paid in full; provided, that each holder of an allowed Class 2 Claim that votes to accept the Plan (an “Accepting Class 2 Claim”), which vote shall constitute such holder’s release of the TW Parties and their affiliates, ODC and its affiliates and the Debtors’ and their respective subsidiaries directors and officers serving as of the Petition Date (as defined below), as more fully provided in the Plan, shall, in addition, receive on account of such Claim its pro rata share of the Series A-1 Beneficial Interests, which Series A-1 Beneficial Interests shall entitle such holder to receive on each Distribution Date until such Accepting Class 2 Claim is paid in full, supplemental distribution(s) from amounts that would have been distributed to the TW Parties on account of the TW Party Claims. Such supplemental distributions shall be distributed ratably to holders of Accepting Class 2 Claims based on the proportion that the claim of each such holder bears to the aggregate amount of Accepting Class 2 Claims unpaid on such Distribution Date. The TW Parties shall be subrogated to the Class 2 Claims of Accepting Class 2 holders to the extent such Claims are paid pursuant to the terms of the foregoing proviso.

3.	Class 3 — TW Party Claims “TW Party Claims” means (i) the TW Note Claims (as defined below), (ii) all general unsecured claims of the TW Parties against the Debtors and (iii) after satisfaction of the allowed Class 2 Claims of the holders of Accepting Class 2 Claims, the subrogation rights described above; provided, that the TW Party Claims shall not include the claims of the TW Parties arising from the Debtors’ rejection of the AOL License (as opposed to claims arising under the AOL License prior to the Debtors’ rejection thereof), as the TW Parties agree to release the Debtors on account of such rejection claims.

“TW Note Claims” means all claims arising under or in connection with those convertible notes issued pursuant to the Note Purchase Agreement dated as of March 8, 2002 between AOLA and TW, as amended, supplemented or otherwise modified. The allowed amount of TW Note Claims shall be $160 million, before giving effect to the distribution of the PR Assets (as defined below).

“Series B Beneficial Interests” means the beneficial interests in the Trust distributed in accordance with the Plan to the TW Parties on account of the TW Party Claims representing the right to receive the distributions provided for below.

“Series C Beneficial Interests” means the beneficial interests in the Trust distributed in accordance with the Plan to the TW Parties on account of the TW Party Claims representing the right to receive the distributions provided for below.

“Net Available Cash” means the pro rata portion of Available Cash, as determined by the ratio that the TW Party Claims then outstanding bear to the aggregate amount of allowed Class 2 and Class 3 Claims, less amounts necessary to fund the following (in order of priority): (x) distributions on account of the Series A-1 Beneficial Interests and (y) the amount payable under clause (b)(1) in the next following paragraph.

Impaired and entitled to vote. The TW Parties, as the holders of the TW Party Claims, shall receive (i) on account of TW Party Claims in an amount equal to the Net PR Value (as defined below), the PR Assets, as provided below, and (ii) on account of the balance of the TW Party Claims, (a) the Series B Beneficial Interests, which Series B Beneficial Interests shall entitle the TW Parties to receive 60% of Net Available Cash and (b) the Series C Beneficial Interests, which Series C Beneficial Interests shall entitle the holder thereof to receive: (1) 100% of Available Cash less an amount necessary to pay or reserve for the payment on account of the Series A-1 Beneficial Interests and the Series A-2 Beneficial Interests, up to an amount equal to 40% of the difference between (x) the Net PR Value and (y) the amount of the general unsecured claims of the TW Parties against the Debtors, plus (2) 40% of Net Available Cash.

The TW Parties agree to assume the ownership of the Debtors’ Puerto Rico assets (the “PR Assets”) in partial repayment of the TW Party Claims, such repayment to be in an amount (such amount, the “Net PR Value”) equal to $15 million less any third-party liabilities expressly assumed by the TW Parties in connection with such assumption (the “Assumed PR Liabilities”), plus or minus, as the case may be, the “Net Subscription Income” accrued and unpaid under the Letter Agreement between AOL and AOLA dated December 1, 2000, regarding the PR Assets (the “PR Agreement”) as of the date of such assumption. Under no circumstances will the TW Parties or any of their affiliates make any cash capital payment or other cash or non-cash investment or expenditure for the benefit of AOLA (as opposed to forgiveness of obligations and other than with respect to the TW Parties’ assumption of the Assumed PR Liabilities) on account of the TW Parties’ assumption of the PR Assets.

As provided below, subject to the occurrence of the Plan Effective Date, the effective date of such transfer of ownership of the PR Assets shall occur on or about June 30, 2006.

4.	Class 4 Shall receive no distributions under the Plan and are

Series B Preferred Stock Interests deemed to reject the Plan. “Series B Preferred Stock Interests” means all right, title and interest arising under or in connection with the Series B Redeemable Convertible Preferred Stock of AOLA.

On the Plan Effective Date, all Series B Preferred Stock Interests shall be deemed cancelled.

5.	Class 5 Impaired and entitled to vote. “Series C Preferred

Series C Preferred Stock Interests Stock Interests” means all right, title and interest arising under or in connection with the Series C Redeemable Convertible Preferred Stock of AOLA.

On the Plan Effective Date, all Series C Preferred Stock Interests shall be deemed cancelled. On the Plan Effective Date, the TW Parties agree to turn over to the holders of the Series C Preferred Stock Interests the Series C Beneficial Interests.

6.	Class 6 To be released, to be contributed to capital, to be

AOLA Intercompany Claims dividended or to remain unimpaired, depending on tax consequences.

7.	Class 7 Shall receive no distributions under the Plan and are

All Other Equity Interests in AOLA deemed to reject the Plan. Class 7 Interests includes all equity interests of any kind that are not separately classified above, including common stock and options, warrants or other agreements to acquire the same (whether or not arising under or in connection with any employment agreement), including without limitation, any claim against the Debtors that is subordinated pursuant to section 510(b) of the Bankruptcy Code, which shall include any claim arising from the recission of a purchase or sale of any equity interest, any claim for damages arising from the purchase or sale of any equity interest, or any claim for reimbursement, contribution or indemnification for such claim.

On the Plan Effective Date, all Class 7 Interests shall be deemed cancelled.

For the avoidance of doubt, Class 7 Interests does not include the Series B Preferred Stock Interests or the Series C Preferred Stock Interests.

Other Provisions

1.	Execution of Wind-down The Plan shall provide for the Debtors to execute their sale/ wind-down plan as outlined in AOLA’s presentation dated June 16, 2005 to the AOLA Board of Directors, with such changes as shall be directed by the AOLA Board of Directors, to the extent such sale/ wind-down plan is not completed prior to the Plan Effective Date. Without limitation, for so long as such AOLA Board of Directors remains in existence, all asset transfer agreements and retention/ severance arrangements must be authorized specifically by the AOLA Board of Directors.

2.	Liquidating Trust The Plan shall provide for the establishment a liquidation trust (the “Trust”) to effectuate the liquidation of the Debtors’ remaining assets pursuant to the Plan. The affairs of the Trust will be managed by a liquidator appointed pursuant to the Plan, subject to the oversight of the Advisory Board (as defined below). The Expense Reserve may be replenished from time to time, as necessary, out of Available Cash (in the discretion of the Trust liquidator subject to the oversight of the Advisory Board).

On the Plan Effective Date, the Debtors shall assign and transfer to the Trust all of their respective then owned tangible and intangible real and personal property, which shall be distributed pursuant to the Plan, as set forth above.

3.	Advisory Board Equal number of representatives of the TW Parties and ODC.

4.	AOL License The Plan, or an order of the bankruptcy court entered prior to the order confirming the Plan, shall provide for the rejection by the Debtors of the license (the “AOL License”) granted by AOL to AOLA pursuant to that certain AOL License Agreement dated as of August 7, 2000, and all related sublicenses, operating and service agreements. AOLA will otherwise relinquish any rights or interests in any AOL intellectual property and trademarks.

AOL shall offer prospective purchasers of AOLA country services license terms in accordance with the AOL License and Operating Agreement Services Term Sheet attached hereto as Exhibit A.

The Debtors shall, promptly following the commencement of their Chapter 11 cases, file and prosecute a motion for an order authorizing and approving the rejection of the AOL License and all related operating and service agreements, effective, as to each country, upon the earlier of (i) the transfer of that country’s operations or final wind-down of operations and (ii) June 30, 2006.

5.	PR Agreement The transfer of the PR Assets to the TW Parties and the rejection of the PR Agreement and all related operating and service agreements shall be effective, subject to the occurrence of the Plan Effective Date, on or about June 30, 2006. Unless the TW Parties agree otherwise, the Debtors shall, at all times prior to the effectiveness of such transfer, continue to operate the PR Assets in the ordinary course of business and consistent with past practices, including without limitation, the payment when due of all ordinary course liabilities.

The Plan, or an order of the bankruptcy court entered prior to the order confirming the Plan, shall provide for the transfer of the PR Assets to the TW Parties and/ or the rejection by AOLA of the PR Agreement and all related operating and service agreements, as shall be determined by the Debtors and the TW Parties. Following the transfer of the PR Assets and rejection of the PR Agreement, the Debtors will otherwise relinquish any rights or interests in the PR Agreement and the PR Assets.

6.	No Capital Infusion None of TW, AOL or ODC shall be required to make any cash capital payment or other cash or non-cash investment or expenditure to fund the Plan, the Debtors’ Chapter 11 proceeding, or otherwise (except for the TW Parties’ assumption of the Assumed PR Liabilities).

7.	Releases The Plan shall provide for customary exculpation and release provisions, including:

(a) exculpation of the TW Parties and their affiliates, ODC and its affiliates, and the Debtors’ and their respective subsidiaries’ directors and officers serving as of the commencement of the Debtors’ Chapter 11 cases (the “Petition Date”), in respect of any and all claims relating to actions taken by such parties in good faith in connection with the formulation, negotiation and implementation of the Plan and the Debtors’ Chapter 11 cases;

(b) releases by the Debtors of any and all claims against the Debtors’ and their respective subsidiaries’ directors and officers serving as of the Petition Date;

(c) in exchange for the agreements and concessions of TW, AOL and ODC contemplated hereby, releases of the TW Parties and their affiliates, ODC and its affiliates, and their respective representatives and advisors, and the Debtors’ and their respective subsidiaries’ directors and officers serving as of the Petition Date, by all holders of Accepting Class 2 Claims and all of the Debtors’ key employees who receive a Retention Bonus (as defined in the Motion of the Debtors for Order (I) Authorizing the Debtors to Pay Certain Accrued Prepetition Wages, Salaries, Other Compensation and Other Employee Obligations (II) Directing the Debtors’ Banks to Honor all Checks Presented for Payment and Funds Transfer Requests Relating to the Foregoing and (III) Authorizing the Debtors to Pay Retention Bonuses to Certain Secured Key Employees (the “Wage Motion”)) pursuant to any order of the Bankruptcy Court approving the Wage Motion, with all such releases to take effect as of the Plan Effective Date; and

(d) in exchange for the agreements and concessions of TW, AOL and ODC contemplated hereby, the mutual release of all claims relating to the Debtors (except with regard to the treatment of claims and interests under the Plan) between and among (i) the Debtors and their direct and indirect subsidiaries, (ii) the Debtors’ and their respective subsidiaries’ directors and officers serving as of the Petition Date, (iii) TW and AOL and their affiliates and subsidiaries (other than the AOLA parties), and (iv) ODC and its affiliates.

8.	D&O Insurance Policies The TW Parties and ODC agree not to object to the payment by the Debtors of the premium payment due on July 31, 2005 in respect of the Debtors’ directors’ and officers’ insurance policies, on terms and conditions approved by the AOLA Board of Directors.

1 The “Debtors” will include AOLA, AOL Latin America Management LLC, America Online Caribbean Basin Inc. and AOL Puerto Rico Management Services Inc.

2 “Available Cash” means the Debtors’ aggregate cash on hand as of any distribution date set forth in the Plan (each, a “Distribution Date”), less an amount necessary to (i) pay or reserve for the expenses of the Trust established pursuant to the Plan (the “Expense Reserve”), (ii) pay or reserve for the payment of Administrative Claims, (iii) pay or reserve for the payment of Priority Tax Claims and (iv) pay or reserve for the payment of Class 1 Claims.